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                                                                    EXHIBIT 15

              LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

May 19, 1999


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated October 27, 1998, January 25, 1999, and April 27, 1999 on our reviews of interim consolidated financial information of Regis Corporation for the periods ended September 30, 1998 and 1997, December 31, 1998 and 1997, and March 31, 1999 and 1998, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999, are incorporated by reference in this registration statement on Form S-4 for the registration of 9,558 shares of Regis Corporation Common Stock.

                                              PRICEWATERHOUSECOOPERS LLP